UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2010

EQUUS TOTAL RETURN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	814-00098	76-0345915
(State or Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

Eight Greenway Plaza, Suite 930, Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 529-0900

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On June 4, 2010, Equus Total Return, Inc. (the “Fund”) and its Board of Directors appointed John Hardy as Executive Chairman, effective immediately.  The Fund also issued a press release on June 9, 2010 in connection with the appointment and other leadership changes which is included as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

  Mr. Hardy, age 58, has had extensive experience in the insurance, finance and banking sectors, as well as mergers and acquisitions. Mr. Hardy practiced law as a Barrister from 1978-1997, representing, amongst others, multi-national insurance companies and financial institutions.  While practicing law, Mr. Hardy was also an adjunct Professor lecturing in insurance law at the University of British Columbia from 1984-2000. For the past 13 years he has been the Chairman and Chief Executive Officer of Versatile Systems Inc., a technology consulting company.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On June 4, 2010, the Board of Directors of the Fund approved an amendment to Section 2.6 of the Fund’s Bylaws, effective immediately, providing for a reduction, from a majority to thirty-four percent (34%), in the number of shares of the Fund outstanding required to be present in person or by proxy to establish a quorum at a duly organized meeting to transact business.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

3.2           Amended and Restated Bylaws of Equus Total Return, Inc.

99.1           Press release issued on June 9, 2010 by Equus Total Return, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equus Total Return, Inc.

Date: June 9, 2010	By:	/s/ L'Sheryl D. Hudson
Name: L'Sheryl D. Hudson
Title: Senior Vice President and Chief Financial Officer